Exhibit 99.1
FOR IMMEDIATE RELEASE Thursday, October 25, 2007 7:30 a.m. CDT
BELO REPORTS RESULTS FOR THIRD QUARTER 2007
DALLAS — Belo Corp. (NYSE: BLC) today reported net earnings per share of $0.18 for the third quarter of 2007 as compared to $0.19 for the third quarter of 2006. The third quarter of 2007 included approximately $2.3 million in transaction costs related to the Company’s previously announced spin-off of its Newspaper Group, or $0.01 per share on an after-tax basis.
     Robert W. Decherd, Belo’s chairman and chief executive officer, said, “Belo’s results were highlighted by a third straight quarter of superior performance by the Company’s Television Group, strong growth in our online businesses and excellent expense management across the Company. Belo’s Newspaper Group results were affected by a soft advertising environment particularly at The Press-Enterprise in Riverside where Southern California housing and credit issues have impacted local economies. Despite lower revenues in Belo’s Newspaper Group, both The Dallas Morning News and The Providence Journal delivered year-over-year EBITDA increases in the third quarter. In fact, The Dallas Morning News’ EBITDA increased 26 percent in the third quarter, an improvement from its 21 percent year-over-year increase recorded in second quarter 2007.”
     Commenting on the recently announced plan to spin off Belo’s newspapers and related assets, Decherd said, “We are very pleased with the positive response, both internally and externally, to our announcement regarding the creation of separate television and newspaper businesses. Significant progress is being made as we work through this transition period. We filed a registration statement for the spin-off with the SEC and we expect to receive comments in mid-November. The spin-off is expected to occur in first quarter 2008 and we look forward to providing more details about the spin-off at the appropriate time.” Decherd also announced the New York Stock Exchange ticker symbol for the new A. H. Belo Corporation will be AHC.
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Belo Announces Third Quarter 2007 Results
October 25, 2007
Page Two
Third Quarter in Review
Consolidated
     Consolidated revenue totaled $364 million in the third quarter of 2007, a decrease of 3.2 percent versus the third quarter of 2006, with Television Group revenue up 1.8 percent and Newspaper Group revenue down 7.8 percent. The Company’s total operating costs and expenses decreased 2.2 percent, benefiting from headcount reductions in 2006, lower pension expense related to the Company’s decision to freeze its pension plan effective March 31, 2007, lower newsprint expense from decreases in both consumption and price, and lower distribution expense related primarily to the reduced circulation perimeter of The Dallas Morning News. Consolidated EBITDA decreased 1.7 percent.
Television Group
     Television Group revenue increased 1.8 percent in the third quarter, with political revenue of $3.2 million in the third quarter of 2007 versus $7.5 million in the third quarter of 2006. Total spot revenue, including political, was flat with third quarter 2006 and included a 3.9 percent increase in local spot revenue and a 0.8 percent increase in national spot revenue. Advertising revenue associated with Belo’s television station Web sites continued to grow at a high rate, increasing 41 percent versus the third quarter of 2006 to $6.7 million.
     Television Group segment costs and expenses increased 2.3 percent in the third quarter versus the same period last year. Television Group segment EBITDA was up one percent versus the prior year.
Newspaper Group
     Newspaper Group total revenue decreased 7.8 percent in the third quarter of 2007, reflecting soft newspaper advertising conditions and the downturn in the Southern California housing market. Decreases were noted in retail, general and classified revenues while preprint
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Belo Announces Third Quarter 2007 Results
October 25, 2007
Page Three
revenues were up approximately three percent. Newspaper Group online advertising revenues grew an impressive 25 percent to $13.9 million.
     Newspaper Group segment costs and expenses decreased 6.9 percent versus the third quarter of 2006, due in part to prior year headcount reductions at The Dallas Morning News and The Press-Enterprise, and lower newsprint and distribution expenses. Newspaper Group segment EBITDA decreased 11.7 percent versus the prior year’s third quarter.
Corporate
     Corporate costs and expenses decreased 2.5% to $23.7 million in the third quarter of 2007, including $2.3 million related to the spin-off transaction, compared to $24.3 million in the third quarter of 2006.
Other Items
     Belo’s total depreciation and amortization expense increased 9.3 percent in the third quarter of 2007 due primarily to asset additions related to new facilities at The Press-Enterprise and The Dallas Morning News.
     Income tax expense decreased $1.8 million, or 13.9 percent, in the third quarter, in line with earnings results.
     Total debt at September 30, 2007 was $1.203 billion. The Company’s capital expenditures were $11.3 million in the third quarter of 2007. Interest expense decreased $1.3 million, or 5.4 percent, during the period. Belo’s leverage ratio, as defined in the Company’s credit facility, was 3.0 times at September 30, 2007.
Non-GAAP Financial Measures
     A reconciliation of Consolidated EBITDA to net earnings is set forth in an exhibit to this release.
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Belo Announces Third Quarter 2007 Results
October 25, 2007
Page Four
Other Matters
     Implementation of the various components of the agreement between Yahoo! and the Newspaper Consortium, of which Belo is a part, continues. Belo completed the integration of Yahoo!’s HotJobs technology to power its online employment sites in Dallas, Riverside, and Providence and launched Yahoo!’s contextual advertising and Web search capability in those markets as well.
     Last month, Belo announced a new strategic investment and partnership with Mochila, Inc. that deepens Belo’s commitment in new media. Mochila is a global online media marketplace for text, video and photo content for publishers, editors, content creators and advertisers. Belo will offer its local content for syndication and distribution via the Mochila marketplace. The partnership creates a new opportunity for Belo to monetize and expand the reach of its high-quality content.
Fourth Quarter Outlook
     Regarding Belo’s outlook for the fourth quarter of 2007, Dennis A. Williamson, executive vice president/Chief Financial Officer, said, “While we expect spot revenue excluding political to be up in the mid-single digits, we expect total Television Group revenues to be down in the mid-single digits as we cycle against $31.6 million of political revenue in the fourth quarter of 2006. Adjusting for one less Sunday in the fourth quarter, we expect Newspaper Group revenues to be down consistent with what we’ve experienced during the first nine months of 2007. We again expect operating expenses to be less than the prior year after adjusting for anticipated charges related to the spin-off.”
     A conference call to discuss this earnings release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CDT this afternoon. The conference call will be simultaneously Webcast on the Company’s Web site (www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site.
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Belo Announces Third Quarter 2007 Results
October 25, 2007
Page Five
To access the listen-only conference lines, dial 1-888-428-4480. A replay line will be open from 4:30 p.m. CDT on October 25 until 11:59 p.m. CDT November 1. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 888496.
About Belo
     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,000 employees and $1.6 billion in annual revenues, Belo operates in some of America’s most dynamic markets in Texas, the Northwest, the Southwest, the Mid-Atlantic and Rhode Island. Belo owns 20 television stations, six of which are in the 15 largest U.S. broadcast markets. The Company also owns or operates six cable news stations and manages one television station through a local marketing agreement. Belo’s daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults, and the fast-growing Hispanic market, including Quick and Al Día in Dallas/Fort Worth, and El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Corporate Communications, at 214-977-6835.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenue, expenses, dividends, capital expenditures, investments, future financings, or other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the execution, timing, costs, consequences (including tax consequences), and other effects of the spin-off of the newspaper business of Belo; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and newsprint prices; newspaper circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures, and filings with the Securities and Exchange Commission (“SEC”) including the Annual Report on Form 10-K.

Belo Corp.
Consolidated Statements of Earnings

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands, except per share amounts (unaudited)	2007	2006	2007	2006
Net Operating Revenues	$364,349	$376,395	$1,108,909	$1,151,675

Operating Costs and Expenses
Salaries, wages and employee benefits	136,861	145,098	415,776	435,936
Other production, distribution and operating costs	124,712	120,313	367,811	355,739
Newsprint, ink and other supplies	25,234	30,715	78,413	101,620
Depreciation	24,227	21,575	70,318	65,663
Amortization	1,625	2,087	5,316	6,261

Total operating costs and expenses	312,659	319,788	937,634	965,219

Earnings from operations	51,690	56,607	171,275	186,456

Other income and expense
Interest expense	(23,608)	(24,944)	(72,007)	(73,036)
Other income, net (1)	1,618	260	10,231	9,960

Total other income and expense	(21,990)	(24,684)	(61,776)	(63,076)

Earnings
Earnings before income taxes	29,700	31,923	109,499	123,380
Income taxes	10,942	12,705	38,868	44,203

Net earnings	$18,758	$19,218	$70,631	$79,177

Net earnings per share
Basic	$.18	$.19	$.69	$.76
Diluted	$.18	$.19	$.69	$.76

Average shares outstanding
Basic	102,228	102,153	102,240	104,186
Diluted	102,735	102,251	102,887	104,472

Cash dividends declared per share	$0.25	$0.25	$0.375	$0.35

Note 1:	Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other miscellaneous income (expense).

Belo Corp.
Consolidated Condensed Balance Sheets

	September 30,	December 31,
In thousands	2007	2006
	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$13,867	$46,291
Accounts receivable, net	251,275	276,825
Other current assets	63,960	61,047

Total current assets	329,102	384,163

Property, plant and equipment, net	537,091	560,494
Intangible assets, net	2,573,466	2,574,218
Other assets	101,575	95,403

Total assets	$3,541,234	$3,614,278

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$47,786	$79,605
Accrued expenses	103,668	102,004
Other current liabilities	71,543	77,303

Total current liabilities	222,997	258,912

Long-term debt	1,202,811	1,283,434
Deferred income taxes	434,206	435,154
Other liabilities	117,871	109,630
Total shareholders’ equity	1,563,349	1,527,148

Total liabilities and shareholders’ equity	$3,541,234	$3,614,278

Belo Corp.
Segment Information

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands (unaudited)	2007	2006	2007	2006
Television Group
Net operating revenues	$182,409	$179,137	$558,980	$547,155
Segment costs and expenses	111,827	109,284	339,648	327,144

Segment EBITDA	$70,582	$69,853	$219,332	$220,011

Newspaper Group
Net operating revenues	$181,940	$197,258	$549,929	$604,520
Segment costs and expenses	151,273	162,527	452,054	496,974

Segment EBITDA	$30,667	$34,731	$97,875	$107,546

Corporate
Costs and expenses	$23,707	$24,315	$70,298	$69,177

Note 1:	Belo’s management uses segment EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Segment EBITDA represents a segment’s earnings before interest expense, income taxes, depreciation and amortization. Other income (expense), net is not allocated to the Company’s operating segments because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Belo Corp.
Consolidated EBITDA

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands (unaudited)	2007	2006	2007	2006
Consolidated EBITDA (1)	$79,160	$80,529	$257,140	$268,340
Depreciation and Amortization	(25,852)	(23,662)	(75,634)	(71,924)
Interest Expense	(23,608)	(24,944)	(72,007)	(73,036)
Income Taxes	(10,942)	(12,705)	(38,868)	(44,203)

Net Earnings	$18,758	$19,218	$70,631	$79,177

Note 1:	The Company defines Consolidated EBITDA as net earnings before interest expense, income taxes, depreciation and amortization. Consolidated EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. Management uses Consolidated EBITDA in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. Consolidated EBITDA is also a common alternative measure of performance used by investors, financial analysts, and rating agencies to evaluate financial performance. Consolidated EBITDA should not be considered in isolation or as a substitute for net earnings, operating income, cash flows provided by operating activities or other income or cash flow data prepared in accordance with U.S. GAAP and this non-GAAP measure may not be comparable to similarly titled measures of other companies.